Exhibit 99.1

Contact:	Cynthia Skoglund	(714) 773-7620
Manager, Investor Relations

Beckman Coulter Completes Acquisition of Olympus’ Lab-Based Diagnostics Business

ORANGE COUNTY, California, August 2, 2009 – Beckman Coulter, Inc. (NYSE:BEC), a leading developer, manufacturer and marketer of products that simplify, automate and innovate complex biomedical testing, announced today the completion of the acquisition of Olympus’ lab-based diagnostics business. This acquisition, first announced in February, extends Beckman Coulter’s leadership position in Chemistry and Automation.

Scott Garrett, chairman, president and chief executive officer, said, “The completion of this transaction adds considerable product depth and significantly expands our geographic reach and scale. We are confident that the combination of Olympus diagnostics with our business will provide many cross-selling opportunities – the most compelling being promotion of Beckman Coulter’s leading Immunoassay products to the loyal base of Olympus’ chemistry customers.

“We remain focused on creating shareholder value through growth, quality and operating excellence. This acquisition demonstrates Beckman Coulter’s commitment to further extend our leadership position in chemistry and sustain our above-market growth in immunoassay,” concluded Garrett.

Beckman Coulter delivered approximately ¥76 billion in cash, or approximately USD $780 million, which was funded as follows:

•	Approximately $495 million in net proceeds raised from the issuance of two $250 million senior note offerings of 6- and 10- year maturities with 6% and 7% coupons, respectively.

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Approximately $240 million in a common stock offering comprised of approximately 4.7 million shares issued to the public at $53.00 per share, or $50.75 net proceeds per share. In connection with the offering, Beckman Coulter entered into forward sale agreements which were settled July 27, 2009, at which time the newly issued shares were added to Beckman Coulter’s total outstanding shares.

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The company expects to provide additional details on the impact of the transaction on 2009 results during the company’s third quarter earnings news release and conference call in late October, and expectations for 2010 will be included at the company’s Annual Business Review on December 17, 2009.

About Beckman Coulter

Beckman Coulter, Inc., based in Fullerton, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of consumable supplies (including reagent test kits), service and operating-type lease payments, represent about 78% of the company’s 2008 revenue of $3.1 billion. For more information, visit www.beckmancoulter.com.

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